Exhibit 99.1

HESS MIDSTREAM LP

HESS MIDSTREAM LP REPORTS ESTIMATED RESULTS FOR THE FOURTH QUARTER OF 2020

Fourth Quarter 2020 Highlights:

•	Net income was $132.3 million. Net cash provided by operating activities was $174.5 million.
•	Net income attributable to Hess Midstream LP was $6.6 million, or $0.36 per Class A share, after deduction for noncontrolling interests.
•	Adjusted EBITDA[1] was $199.1 million, Distributable Cash Flow[1] was $176.8 million and Adjusted Free Cash Flow[1] was $126.6 million.
•

Increased quarterly cash distribution to $0.4471 per Class A share, an increase of 1.2% compared with the third quarter of 2020 and 5% on an annualized basis, resulting in a 1.4x coverage ratio relative to distributions.

•	Completed construction and preservation activities for the 150 MMcf/d expansion of the Tioga Gas Plant.
•

Exercised the renewal options for additional 10-year terms for certain crude oil gathering, terminaling, storage, gas processing and gas gathering commercial agreements with Hess Corporation, extending these agreements through December 31, 2033.

2021 Guidance Highlights:

•	2021 net income of $590—$620 million and Adjusted EBITDA of $860—$890 million, resulting in Distributable Cash Flow of $750—$780 million.
•	Capital expenditures expected to reduce to $160 million in 2021, reflecting lower ongoing capital levels following the completion of major construction at the Tioga Gas Plant expansion.
•	Hess Midstream LP expects to generate Adjusted Free Cash Flow of approximately $610—$640 million in 2021, sufficient to fully fund our targeted distributions with excess of approximately $100 million.
•

Completed annual tariff rate redetermination process and established minimum volume commitments (“MVCs”) for 2023 implying continued revenue growth through increasing MVCs in 2022 and expected organic volume growth in 2023.

•	Extended targeted annual distribution per share growth of at least 5% through 2023 with expected annual distribution coverage greater than 1.4x.
•

In 2022 and 2023, Hess Midstream LP expects continued growth in Adjusted EBITDA and Adjusted Free Cash Flow generation sufficient to fully fund growing distributions, creating additional capital allocation flexibility.

[1]

Adjusted EBITDA, Distributable Cash Flow and Adjusted Free Cash Flow are non‑GAAP measures. Adjusted Free Cash Flow as reported in this release reflects Hess Midstream’s new definition of Adjusted Free Cash Flow, which is Distributable Cash Flow less expansion capital expenditures and ongoing contributions to equity investments, which is calculated in a manner consistent with similar measures used by other publicly traded midstream energy companies. Prior period calculations of Adjusted Free Cash Flow have been recast to conform to the new presentation, as applicable. Definitions and reconciliations of these non‑GAAP measures to GAAP reporting measures appear in the following pages of this release.

HOUSTON, January 27, 2021—Hess Midstream LP (NYSE: HESM) (“Hess Midstream”) today reported fourth quarter 2020 net income of $132.3 million compared with net income of $75.1 million for the fourth quarter of 2019, as recast for the 2019 acquisition of Hess Infrastructure Partners LP (“HIP”) by Hess Midstream Operations LP (formerly known as Hess Midstream Partners LP) (the “Partnership”), Hess Midstream’s controlled subsidiary. After deduction for noncontrolling interests, net income attributable to Hess Midstream was $6.6 million, or $0.36 per Class A share. Hess Midstream generated Adjusted EBITDA of $199.1 million. Distributable Cash Flow (“DCF”) for the fourth quarter of 2020 was $176.8 million and Adjusted Free Cash Flow was $126.6 million.

Commenting on the fourth quarter 2020 results, John Gatling, President and Chief Operating Officer of Hess Midstream said, “We executed especially well in 2020, considering the many macro-challenges of the year. 2021 is another inflection point, with Hess Midstream expecting significant adjusted free cash flow and increasing capital allocation flexibility.  We plan to continue to enhance our gas capture capability, building out field compression and completing tie in of the Tioga Gas Plant expansion.  We remain well-positioned with both pipeline and rail infrastructure to provide our customers with capacity and optionality for crude oil export from the Bakken.”

Hess Midstream’s results contained in this release include historical results of HIP for all periods prior to the closing of the Partnership’s acquisition of HIP, incentive distribution rights simplification and conversion from a master limited partnership into an “Up-C” structure on December 16, 2019 (collectively, the “Transaction”), which was accounted for as a business combination of entities under common control. We refer to certain results as “attributable to Hess Midstream LP,” which exclude (i) noncontrolling interests in the Partnership retained by affiliates of Hess Corporation (“Hess”) and Global Infrastructure Partners, (ii) noncontrolling interests in the historical operating subsidiaries of the Partnership, and (iii) historical activity of HIP prior to its acquisition by the Partnership, which is included in “net parent investment.”

Ongoing Response to COVID-19

The safety of our workforce and the communities where we operate continues to be our top priority. A cross-functional response team remains in place to coordinate our COVID-19 response from a health and safety perspective and to ensure that the detailed prevention protocols in place at all Hess Midstream assets are based on the most current recommendations by government and public health agencies.

Financial Results

Revenues and other income in the fourth quarter of 2020 were $266.5 million compared with $253.5 million in the prior-year quarter. Fourth quarter 2020 revenues included $22.0 million of pass-through rail transportation, electricity, produced water trucking and disposal costs and $6.8 million of shortfall fee payments related to minimum volume commitments compared with $42.6 million and $1.4 million, respectively, in the prior-year quarter. Revenues were up in part due to higher throughput volumes and in part due to higher MVC levels and increased tariff rates. Total costs and expenses in the fourth quarter of 2020 were $111.8 million down from $163.2 million in the prior-year quarter. The decrease was primarily attributable to lower general and administrative expenses that included Transaction costs in the fourth quarter of 2019, lower pass-through transportation costs and lower maintenance expenditures.

Net income for the fourth quarter of 2020 was $132.3 million, or $0.36 per Class A share, after deduction for noncontrolling interests. Substantially all of income tax expense (benefit) is attributed to earnings of Class A shares in accordance with our organizational structure. Net cash provided by operating activities for the fourth quarter of 2020 was $174.5 million.

Adjusted EBITDA for the fourth quarter of 2020 was $199.1 million. Relative to distributions, DCF for the fourth quarter of 2020 of $176.8 million resulted in an approximately 1.4x distribution coverage ratio. Adjusted Free Cash Flow for the fourth quarter of 2020 was $126.6 million.

Operational Highlights

Throughput volumes increased 3% for each of gas gathering and gas processing in the fourth quarter of 2020 compared with the fourth quarter of 2019 driven by higher gas capture by Hess Midstream. Water gathering volumes increased 62% compared with the year-ago quarter reflecting steady organic growth of our water handling business. Throughput volumes decreased 2% for crude oil gathering and 11% for crude oil terminaling in the fourth quarter of 2020 compared with the fourth quarter of 2019 due to natural decline of Hess and third-party production as a result of lower rig count in the Bakken. Third parties comprised approximately 10% of crude oil gathering and gas gathering volumes for the fourth quarter of 2020.

Capital Expenditures

Capital expenditures for the fourth quarter of 2020 totaled $50.8 million, including $50.2 million of expansion capital expenditures and $0.6 million of maintenance capital expenditures. Capital expenditures in the prior-year quarter were $108.2 million, including $106.5 million of expansion capital expenditures and $1.7 million of maintenance capital expenditures. During the fourth quarter of 2020, we completed construction and preservation activities for the 150 MMcf/d expansion of the Tioga Gas Plant. Incremental gas processing capacity is expected to be available in 2021 upon completion of a scheduled plant maintenance turnaround in the third quarter, during which the expansion and residue and natural gas liquid takeaway pipelines will be tied in.

Quarterly Cash Distributions

On January 25, 2021, our general partner’s board of directors declared a cash distribution of $0.4471 per Class A share for the fourth quarter of 2020, an increase of 1.2% over the distribution for the prior quarter, which equals a 5% increase on an annualized basis. The distribution is expected to be paid on February 12, 2021 to shareholders of record as of the close of business on February 4, 2021.

Annual Nomination Process

During the fourth quarter, Hess Midstream completed the annual nomination process set forth in our long-term commercial contracts with Hess.  As part of the process, tariff rates were updated and MVCs were reviewed and updated. MVCs are set annually at 80% of Hess’ nomination for the three years following each nomination. Once set, MVCs for each year can only be increased and not reduced.  MVCs for all years have been provided in recently released guidance for 2021. MVCs for 2023 imply continued revenue growth through increasing MVCs in 2022 and expected organic volume growth in 2023.

In addition, on December 30, 2020, Hess Midstream exercised its renewal options to extend for additional 10-year terms, through December 31, 2033, certain crude oil gathering, terminaling, storage, gas processing and gas gathering commercial agreements with Hess.  There were no changes to any provisions of the existing commercial agreements as a result of the exercise of the renewal options.

Investor Webcast

Hess Midstream will review fourth quarter financial and operating results and other matters on a webcast today at 12:00 p.m. Eastern Time. The live audio webcast is accessible on the Investor page of our website www.hessmidstream.com. Conference call numbers for participation are 866-395-9624, or 213-660-0871 for international callers. The passcode number is 7380097. A replay of the conference call will be available at the same location following the event.

About Hess Midstream

Hess Midstream LP is a fee‑based, growth-oriented midstream company that operates, develops and acquires a diverse set of midstream assets to provide services to Hess and third‑party customers. Hess Midstream owns oil, gas and produced water handling assets that are primarily located in the Bakken and Three Forks Shale plays in the Williston Basin area of North Dakota. More information is available at www.hessmidstream.com.

Reconciliation of U.S. GAAP to Non‑GAAP Measures

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”), management utilizes certain additional non‑GAAP measures to facilitate comparisons of past performance and future periods. “Adjusted EBITDA” presented in this release is defined as reported net income (loss) before net interest expense, income tax expense, depreciation and amortization and our proportional share of depreciation of our equity affiliates, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, such as transaction costs, other income and other non‑cash, non‑recurring items, if applicable. “Distributable Cash Flow” or “DCF” is defined as Adjusted EBITDA less net interest, excluding amortization of deferred financing costs, cash paid for federal and state income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. We previously reported the non-GAAP measure of “free cash flow”, which we defined as Adjusted EBITDA less capital expenditures. As this definition varied from other definitions of free cash flow, we determined it was appropriate to discontinue reporting free cash flow as previously defined and to report Adjusted Free Cash Flow beginning with the fourth quarter of 2020. We define “Adjusted Free Cash Flow” as DCF less expansion capital expenditures and ongoing contributions to equity investments. We believe that investors’ understanding of our performance is enhanced by disclosing these measures as they may assist in assessing our operating performance as compared to other publicly traded companies in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods, and assessing the ability of our assets to generate sufficient cash flow to make distributions to our shareholders. These measures are not, and should not be viewed as, a substitute for GAAP net income or cash flow from operating activities and should not be considered in isolation. Reconciliations of Adjusted EBITDA, DCF and Adjusted Free Cash Flow to reported net income (GAAP) and net cash provided by operating activities (GAAP), are provided below. Hess Midstream is unable to project net cash provided by operating activities with a reasonable degree of accuracy because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occur. Therefore, Hess Midstream is unable to provide projected net cash provided by operating activities, or the related reconciliation of projected Adjusted Free Cash Flow to projected net cash provided by operating activities without unreasonable effort.

	Fourth Quarter
	(unaudited)
	2020		2019

(in millions, except ratio and per-share data)
Reconciliation of Adjusted EBITDA and Distributable Cash Flow to net income:
Net income	$132.3		$75.1
Plus:
Depreciation expense	40.0		37.5
Proportional share of equity affiliates' depreciation	1.3		1.5
Interest expense, net	23.4		18.2
Income tax expense (benefit)	2.1		(0.1)
Transaction costs	-		26.2
Adjusted EBITDA	199.1		158.4
Less:
Interest, net	21.7		16.6
Maintenance capital expenditures	0.6		1.7
Distributable cash flow	$176.8		$140.1

Reconciliation of Adjusted EBITDA, Distributable Cash Flow and Adjusted Free Cash Flow to net cash provided by operating activities:
Net cash provided by operating activities	$174.5		$136.3
Changes in assets and liabilities	1.4		(25.2)
Amortization of deferred financing costs	(1.4)		(1.3)
Proportional share of equity affiliates' depreciation	1.3		1.5
Interest expense, net	23.4		18.2
Earnings from equity investments	3.1		2.9
Distribution from equity investments	(2.9)		-
Transaction costs	-		26.2
Other	(0.3)		(0.2)
Adjusted EBITDA	$199.1		$158.4
Less:
Interest, net	21.7		16.6
Maintenance capital expenditures	0.6		1.7
Distributable cash flow	$176.8		$140.1
Less:
Expansion capital expenditures	50.2		106.5
Adjusted free cash flow*	$126.6		$33.6
Distributed cash flow	127.2		121.1
Distribution coverage ratio	1.4	x	1.2	x
Distribution per Class A share/limited partner unit	$0.4471		$0.4258

* Adjusted Free Cash Flow as reported in this release reflects Hess Midstream’s new definition of Adjusted Free Cash Flow, which is DCF less expansion capital expenditures and ongoing contributions to equity investments, which conforms to definitions used by other publicly traded midstream energy companies. Prior period calculations of Adjusted Free Cash Flow have been recast to conform to the new presentation, as applicable.

Guidance
Year Ending
December 31, 2021
(Unaudited)
(in millions)
Reconciliation of Adjusted EBITDA, Distributable Cash Flow and Adjusted Free Cash Flow to net income:
Net income	$590 – 620
Plus:
Depreciation expense*	160
Interest expense, net	100
Income tax expense	10
Adjusted EBITDA	$860 – 890
Less:
Interest, net, and maintenance capital expenditures	110
Distributable cash flow	$750 – 780
Less:
Expansion capital expenditures	140
Adjusted free cash flow	$610 – 640
*Includes proportional share of equity affiliates' depreciation

Cautionary Note Regarding Forward-looking Information

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “could,” “may,” “should,” “would,” “believe,” “intend,” “project,” “plan,” “predict,” “will,” “target” and similar expressions identify forward-looking statements, which are not historical in nature. Our forward-looking statements may include, without limitation: our future financial and operational results; our business strategy; our industry; our expected revenues; our future profitability; our maintenance or expansion projects; our projected budget and capital expenditures and the impact of such expenditures on our performance; and future economic and market conditions in the oil and gas industry.

Forward-looking statements are based on our current understanding, assessments, estimates and projections of relevant factors and reasonable assumptions about the future. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from our historical experience and our current projections or expectations of future results expressed or implied by these forward-looking statements. The following important factors could cause actual results to differ materially from those in our forward-looking statements: the direct and indirect effects of the COVID-19 global pandemic and other public health developments on our business and those of our business partners, suppliers and customers, including Hess; the ability of Hess and other parties to satisfy their obligations to us, including Hess’ ability to meet its drilling and development plans on a timely basis or at all and the operation of joint ventures that we may not control; our ability to generate sufficient cash flow to pay current and expected levels of distributions; reductions in the volumes of crude oil, natural gas, natural gas liquids (“NGLs”) and produced water we gather, process, terminal or store; fluctuations in the prices and demand for crude oil, natural gas and NGLs, including as a result of the COVID-19 global pandemic; changes in global economic conditions and the effects of a global economic downturn on our business and the business of our suppliers, customers, business partners and lenders; our ability to comply with government regulations or make capital expenditures required to maintain compliance, including our ability to obtain or maintain permits necessary for capital projects in a timely manner, if at all, or the revocation or modification of existing permits; our ability to successfully identify, evaluate and timely execute our capital projects, investment opportunities and growth strategies, whether through organic growth or acquisitions; costs or liabilities associated with federal, state and local laws, regulations and governmental actions applicable to our business, including legislation and regulatory initiatives relating to environmental protection and safety, such as spills, releases, pipeline integrity and measures to limit greenhouse gas emissions; our ability to comply with the terms of our credit facility, indebtedness and other financing arrangements, which, if accelerated, we may not be able to repay; reduced demand for our midstream services, including the impact of weather or the availability of the competing third-party midstream gathering, processing and transportation operations; potential disruption or interruption of our business due to catastrophic events, such as accidents, severe weather events, labor disputes, information technology failures, constraints or disruptions and cyber-attacks; any limitations on our ability to access debt or capital markets on terms that we deem acceptable, including as a result of weakness in the oil and gas industry or negative outcomes within commodity and financial markets; liability resulting from litigation; and other factors described in Item 1A—Risk Factors in our Annual Report on Form 10-K and any additional risks described in our other filings with the Securities and Exchange Commission.

As and when made, we believe that our forward-looking statements are reasonable. However, given these risks and uncertainties, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur and actual results may differ materially from those contained in any forward-looking statement we make. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

For Hess Midstream LP

Investor Contact:

Jennifer Gordon

(212) 536-8244

Media Contact:

Robert Young

(713) 496-6076

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	Fourth	Fourth	Third
	Quarter	Quarter	Quarter
	2020	2019	2020
Statement of operations
Revenues
Affiliate services	$266.5	$253.1	$264.7
Other income	-	0.4	0.1
Total revenues	266.5	253.5	264.8
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	66.6	92.7	83.9
Depreciation expense	40.0	37.5	39.5
General and administrative expenses	5.2	33.0	4.2
Total costs and expenses	111.8	163.2	127.6
Income from operations	154.7	90.3	137.2
Income from equity investments	3.1	2.9	3.6
Interest expense, net	23.4	18.2	23.2
Income before income tax expense (benefit)	134.4	75.0	117.6
Income tax expense (benefit)	2.1	(0.1)	1.8
Net income	$132.3	$75.1	$115.8
Less: Net income (loss) attributable to net parent investment	-	(11.0)	-
Less: Net income attributable to noncontrolling interest	125.7	70.0	110.2
Net income attributable to Hess Midstream LP	6.6	16.1	5.6
Less: General partner's interest in net income	-	0.3	-
Limited partners' interest in net income	$6.6	$15.8	$5.6

Net income attributable to Hess Midstream LP per Class A share/limited partner unit:
Basic	$0.36	$0.28	$0.31
Diluted	$0.36	$0.28	$0.31
Weighted average Class A shares outstanding subsequent to December 16, 2019:
Basic	18.0	18.0	18.0
Diluted	18.2	18.0	18.1
Weighted average limited partner units outstanding prior to December 16, 2019
Basic:
Common		27.3
Subordinated		27.3
Diluted:
Common		27.5
Subordinated		27.3

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	Year Ended December 31,
	2020	2019
Statement of operations
Revenues
Affiliate services	$1,091.6	$847.6
Other income	0.3	0.7
Total revenues	1,091.9	848.3
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	337.4	276.8
Depreciation expense	156.9	142.5
General and administrative expenses	21.1	52.4
Total costs and expenses	515.4	471.7
Income from operations	576.5	376.6
Income from equity investments	10.3	3.4
Interest expense, net	94.7	62.4
Gain on sale of property, plant and equipment	0.1	-
Income before income tax expense (benefit)	492.2	317.6
Income tax expense (benefit)	7.3	(0.1)
Net income	$484.9	$317.7
Less: Net income (loss) attributable to net parent investment	-	(55.0)
Less: Net income attributable to noncontrolling interest	460.9	302.6
Net income attributable to Hess Midstream LP	24.0	70.1
Less: General partner's interest in net income	-	3.4
Limited partners' interest in net income	$24.0	$66.7

Net income attributable to Hess Midstream LP per Class A share/limited partner unit:
Basic:	$1.33	$1.21
Diluted:	$1.31	$1.20
Weighted average Class A shares outstanding subsequent to December 16, 2019
Basic	18.0	18.0
Diluted	18.1	18.0
Weighted average limited partner units outstanding prior to December 16, 2019
Basic:
Common		27.3
Subordinated		27.3
Diluted:
Common		27.5
Subordinated		27.3

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	Fourth Quarter 2020
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Total
Statement of operations
Revenues
Affiliate services	$141.0	$96.6	$28.9	$-	$266.5
Total revenues	141.0	96.6	28.9	-	266.5
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	33.4	27.3	5.9	-	66.6
Depreciation expense	24.8	11.2	4.0	-	40.0
General and administrative expenses	2.1	1.7	0.1	1.3	5.2
Total costs and expenses	60.3	40.2	10.0	1.3	111.8
Income (loss) from operations	80.7	56.4	18.9	(1.3)	154.7
Income from equity investments	-	3.1	-	-	3.1
Interest expense, net	-	-	-	23.4	23.4
Income before income tax expense (benefit)	80.7	59.5	18.9	(24.7)	134.4
Income tax expense (benefit)	-	-	-	2.1	2.1
Net income (loss)	80.7	59.5	18.9	(26.8)	132.3
Less: Net income (loss) attributable to noncontrolling interest	75.4	55.8	17.6	(23.1)	125.7
Net income (loss) attributable to Hess Midstream LP	$5.3	$3.7	$1.3	$(3.7)	$6.6

	Fourth Quarter 2019
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Total
Statement of operations
Revenues
Affiliate	$124.9	$86.9	$41.3	$-	$253.1
Other income	-	0.4	-	-	0.4
Total revenues	124.9	87.3	41.3	-	253.5
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	46.2	25.6	20.9	-	92.7
Depreciation expense	22.1	11.2	4.2	-	37.5
General and administrative expenses	3.1	1.5	0.2	28.2	33.0
Total costs and expenses	71.4	38.3	25.3	28.2	163.2
Income (loss) from operations	53.5	49.0	16.0	(28.2)	90.3
Income from equity investments	-	2.9	-	-	2.9
Interest expense, net	-	-	-	18.2	18.2
Income before income tax expense (benefit)	53.5	51.9	16.0	(46.4)	75.0
Income tax expense (benefit)	-	-	-	(0.1)	(0.1)
Net income (loss)	53.5	51.9	16.0	(46.3)	75.1
Less: Net income (loss) attributable to net parent investment	2.0	-	-	(13.0)	(11.0)
Less: Net income (loss) attributable to noncontrolling interest	42.7	42.7	13.3	(28.7)	70.0
Net income (loss) attributable to Hess Midstream LP	$8.8	$9.2	$2.7	$(4.6)	$16.1

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	Third Quarter 2020
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Total
Statement of operations
Revenues
Affiliate services	$142.9	$90.1	$31.7	$-	$264.7
Other income	-	0.1	-		0.1
Total revenues	142.9	90.2	31.7	-	264.8
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	44.1	30.4	9.4	-	83.9
Depreciation expense	24.2	11.2	4.1	-	39.5
General and administrative expenses	2.2	1.5	0.2	0.3	4.2
Total costs and expenses	70.5	43.1	13.7	0.3	127.6
Income (loss) from operations	72.4	47.1	18.0	(0.3)	137.2
Income from equity investments	-	3.6	-	-	3.6
Interest expense, net	-	-	-	23.2	23.2
Income before income tax expense (benefit)	72.4	50.7	18.0	(23.5)	117.6
Income tax expense (benefit)	-	-	-	1.8	1.8
Net income (loss)	72.4	50.7	18.0	(25.3)	115.8
Less: Net income (loss) attributable to noncontrolling interest	67.9	47.5	16.9	(22.1)	110.2
Net income (loss) attributable to Hess Midstream LP	$4.5	$3.2	$1.1	$(3.2)	$5.6

HESS MIDSTREAM LP

SUPPLEMENTAL OPERATING DATA (UNAUDITED)

(IN THOUSANDS)

	Fourth	Fourth	Third
	Quarter	Quarter	Quarter
	2020	2019	2020

Throughput volumes
Gas gathering - Mcf of natural gas per day	333	323	316
Crude oil gathering - bopd	130	133	138
Gas processing - Mcf of natural gas per day	317	308	296
Crude terminals - bopd	132	148	141
NGL loading - blpd	15	16	12
Water gathering - blpd	81	50	78

		Year Ended December 31,
		2020	2019
Throughput volumes
Gas gathering - Mcf of natural gas per day		323	275
Crude oil gathering - bopd		140	118
Gas processing - Mcf of natural gas per day		306	260
Crude terminals - bopd		145	131
NGL loading - blpd		14	15
Water gathering - blpd		70	41